Exhibit 10.2

May 9, 2018

Elah Holdings, Inc.

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

RE:      $500 million Senior Secured Acquisition Credit Facility

Elah Holdings, Inc., formerly known as Real Industry, Inc. (“Holdings” or “you”), has advised The Private Credit Group of Goldman Sachs Asset Management, L.P. (on behalf of one or more of its managed funds or accounts, “GSAM” or “we”) that Holdings intends to explore an acquisition or other business combination (the “Acquisition Strategy”) with one or more unidentified businesses (the “Target”) after confirmation and the effective date of the Plan of Reorganization (as such term is defined below).  You have requested us to provide and/or to use our commercially reasonable efforts to arrange a syndicate of financial institutions to provide up to $500,000,000 of senior secured term loans (the “Credit Facility”) to support the Acquisition Strategy.  On November 17, 2017, Holdings and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, and such chapter 11 cases are being jointly administered under the case captioned In re Real Industry, Inc., Case No. 17-12464 (the “Bankruptcy Case”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

GSAM is pleased to advise you of its commitment to provide and/or to use its commercially reasonable efforts to arrange a syndicate of financial institutions to provide up to $500,000,000 of the Credit Facility (the “Commitment”). The Commitment is subject to, and in accordance with, the terms and conditions of this commitment letter (the “Commitment Letter”) and the attached term sheet (the “Term Sheet”). This Commitment, this Commitment Letter and the Term Sheet are provided pursuant to your Plan of Reorganization for Elah Holdings, Inc., formerly known as Real Industry, Inc. Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan of Reorganization”) filed on March 29, 2018.

In consideration of the Commitment:

1.         You hereby represent and covenant that (to your knowledge with respect to the Information relating to the Target) (a) all written information (other than projections, budgets, estimates, forward looking statements, and information of a general economic or industry nature) that has been or will be made available to GSAM by you or any of your representatives on your behalf, taken as a whole, in connection with this Commitment does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving

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May 7, 2018

effect to all supplements thereto) and (b) all written projections that have been or will be made available to GSAM by you or any of your representatives on your behalf in connection with this Commitment have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time made (it being understood that projections are not to be viewed as facts or a guarantee of financial performance and are subject to uncertainties and contingencies, known or unknown, many of which are beyond your control, and that no assurance can be given that such projections will be realized and actual results may differ from the projections and such differences may be material).

2.         It is agreed that (i) GSAM will act as lead arrangers and bookrunner for the Credit Facility (together with its designated affiliates, collectively, the “Lead Arranger”), and (ii) GSAM, an affiliate designated by GSAM, or such other person as reasonably agreed by GSAM and Holdings will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Credit Facility.  It is further agreed that (i) in respect of the Credit Facility, GSAM shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, and (ii) no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

3.         We intend to syndicate the Credit Facility (including, in our discretion, all or part of GSAM’s commitment hereunder) to a group of financial institutions (together with GSAM, the “Lenders”) identified by us in consultation with you.  The Lead Arranger intends to commence syndication efforts promptly upon you notifying us of a potential Target and you agree to, until the completion of our syndication efforts, actively assist the Lead Arranger in completing a syndication satisfactory to us and you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of Holdings and prospective Lenders, (c) your commercially reasonable efforts to arrange for direct contact between senior management of the Target and prospective Lenders, (d) the hosting, with the Lead Arranger, of a reasonable number of meetings or conference calls to be mutually agreed upon with prospective Lenders at times and locations to be mutually agreed upon and (e) your commercially reasonable efforts to assist in the preparation of customary marketing materials in a form customarily delivered in connection with senior secured credit facilities (including but not limited to a confidential information memorandum or lender slides, for distribution, on a confidential basis, to the proposed syndicate of Lenders), to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).

4.         The Lead Arranger, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided that the syndicate of Lenders shall be acceptable to you. In acting as the Lead Arranger, GSAM will have no responsibility other than

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to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to Holdings and Target with respect to the arrangement of the Credit Facility (including in connection with determining the terms of the Credit Facility) and not as a financial advisor or a fiduciary to, or an agent of, Holdings, Target or any other person.  Additionally, you acknowledge and agree that the Lead Arranger is not advising Holdings or any of its affiliates as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Holdings or any such affiliate shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (the “Transactions”), and neither the Lead Arranger nor GSAM shall have any responsibility or liability to Holdings or such affiliate with respect thereto.  Any review by the Lead Arranger of Holdings or the Target, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Lead Arranger and shall not be on behalf of Holdings or any other person.

5.         To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all customary information with respect to Holdings, any Target and the Transactions, including all financial information and projections, as we may reasonably request in connection with the arrangement and syndication of the Credit Facility (provided that, with respect to such information regarding the Target, your obligation will only be to use commercially reasonable efforts to provide such information).

6.         Each of the parties agrees to keep any discussions relating to this letter and the Term Sheet, and any information obtained during the due diligence process, strictly confidential among ourselves; provided, that (1) GSAM may release such information (a) to our advisors, representatives, partners, directors, officers, employees and affiliates (collectively, “Representatives”) on a need-to-know basis in connection with the Transactions and (b) pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral question interrogatories or requests for information or documents) in which GSAM or a Representative is involved and (2) you may release such information (a) to your advisors, representatives, partners, directors, officers, employees and affiliates on a need-to-know basis in connection with the Transactions, (b) if GSAM consents to such proposed disclosure, (c) as part of your filings in the Bankruptcy Case, or (d) pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral question interrogatories or requests for information or documents) in which you or your advisors, representatives, partners, directors, officers, employees and affiliates are involved; provided, further, that in connection with the Acquisition Strategy, you may disclose this Commitment Letter and the Term Sheet and the contents hereof and thereof and, on a redacted basis in a manner reasonably acceptable to GSAM, to (i) the Target and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis and (ii) the direct or indirect equity holders of the Target and their respective advisors, representatives, partners, directors,

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officers, employees and affiliates on a need-to-know basis. GSAM agrees that all materials containing such information shall be maintained in a confidential manner as set forth in this paragraph 6 and, if requested by you or the Target, shall be destroyed or returned to you or the Target in the event a transaction is not accomplished. Notwithstanding the foregoing, it is understood and agreed that information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSAM, Holdings, or any Representatives of GSAM or Holdings, in breach of this letter, (ii) was in the possession of GSAM on a non-confidential basis prior to disclosure hereunder from a source that, to the knowledge of GSAM or its Representatives, is not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information or (iii) is lawfully developed independently or is obtained from a third party source that is not, to the knowledge of GSAM, Holdings, or any Representatives of GSAM or Holdings, in breach of any obligation of confidentiality of such source with respect to such information shall not be subject to any of the foregoing restrictions. The obligations and restrictions set forth in this paragraph as to GSAM shall terminate on the earlier of (x) two (2) years from the date of this letter, and (y) the date that you and GSAM enter into definitive written agreements with respect to the Credit Facility.

7.         You agree that, from the date of this Commitment Letter and until GSAM has notified you in writing that it intends to terminate the Commitment, neither you, nor any of your Representatives, will enter into, or retain any other person or entity to arrange, any equity or debt financing in connection with the Acquisition Strategy, or for any other purpose, without first offering GSAM in writing the right to provide or arrange any such proposed equity or debt financing (the “Right of First Refusal”) on the same or preferential terms to those terms proposed  by any such third party and you agree to give GSAM a commercially reasonable period of time to respond to such Right of First Refusal provided such time period shall not be more than ten (10) days.  In the event that GSAM agrees to provide such debt or equity financing pursuant to the Right of First Refusal, you agree to negotiate in good faith with GSAM the terms of such equity or debt financing. You agree (a) to reimburse GSAM for any and all reasonable and documented out-of-pocket costs and expenses incurred, including reasonable and documented out-of-pocket audit, accounting, environmental, business and legal due diligence, and reasonable and documented out-of-pocket attorneys’ fees, incurred by GSAM and/or its affiliates in connection with the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Credit Facility documentation and all related matters, whether or not the Transaction closes (collectively, “Expenses”); and (b) to indemnify and hold harmless GSAM and each of its affiliates (including, without limitation, controlling persons) and the directors, officers, members, equity owners, employees, advisors, attorneys and agents of GSAM and each of its affiliates (each, an “Indemnified Person”) from and against any and all third party losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or result from this Commitment Letter or the Term Sheet or any of the transactions contemplated hereby or thereby, and to reimburse each Indemnified Person promptly upon its written demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person or its Representatives, to the extent

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determined by a final judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach of obligations under this Commitment Letter by, such Indemnified Person or its Representatives.

8.         Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (including an obligation to negotiate in good faith), and that our obligation to make available the Credit Facility is subject only to the satisfaction or waiver on the Closing Date of the conditions set forth in the “Closing Conditions” paragraph of Term Sheet; and upon satisfaction (or waiver in writing by GSAM) of such “Closing Conditions”, the initial funding of the Credit Facility shall occur (the date of such initial funding, the “Closing Date”); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder.

9.         Each of the parties hereto knowingly, voluntarily and intentionally waives any right to trial by jury that any party may have regarding any claim, action, suit or proceeding, at law or in equity, in connection with this letter, the attached Term Sheet or the transactions contemplated hereby or thereby. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER. IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING, OR REFUSES TO EXERCISE JURISDICTION OVER, ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS COMMITMENT LETTER, THEN EACH OF THE PARTIES HERETO CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.

10.       You hereby represent that neither you nor any of your affiliates has a material financial, commercial or ownership interest in or relationship with GSAM or any of its affiliates other than as contemplated by this letter and the attached Term Sheet and no proceeds of the Credit Facility will be funded to GSAM or any of its affiliates other than to GSAM pursuant to the terms of the Credit Facility.

This Commitment Letter will terminate and be of no further force or effect on May 10, 2018, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter. In addition, this Commitment Letter will expire and become null and void on the earlier of (1) any date upon which the Bankruptcy Court denies confirmation of the Plan of Reorganization, or an amended version thereof, or it otherwise becomes clear that Holdings will not confirm the Plan of Reorganization, or an amended version thereof, including, without limitation, upon dismissal of the Bankruptcy Case or conversion of the Bankruptcy Case to another chapter of the Bankruptcy Code, or (2) any date mutually agreed to by each of the parties hereto in writing. Notwithstanding anything in this paragraph to the contrary, subject to the limitations contained in this Commitment Letter, the termination of any commitment pursuant to this paragraph or the success or failure of your reorganization efforts does not prejudice the rights of each party hereto in respect of any breach by the other parties hereto of this Commitment Letter.

Elah Holdings, Inc.

May 7, 2018

This Commitment Letter contains the entire agreement between the parties hereto and supersedes all prior written agreements, negotiations, and oral understandings. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and GSAM. This Commitment Letter shall not be assignable by any party hereto or thereto, as the case may be, without the prior written consent of the other party thereto and thereto (and any purported assignment without such consent shall be null and void), as the case may be, and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that GSAM may assign all or a portion of its commitment in respect of the Credit Facility to any of its managed funds or accounts. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of this page intentionally left blank.]

Very truly yours,

THE PRIVATE CREDIT GROUP OF
GOLDMAN SACHS ASSET MANAGEMENT, L.P.,
on behalf of one or more managed funds or accounts

By: /s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

Agreed and Accepted this
_9th_ day of May, 2018

ELAH HOLDINGS, INC.

By: /s/ Kelly G. Howard
Name: Kelly G. Howard
Title: General Counsel, Executive Vice President and Corporate Secretary

[Signature Page to Commitment Letter]

EXHIBIT A

Elah Holdings, Inc.

Term Sheet

This Term Sheet is part of that Commitment Letter, dated May [9], 2018 (the “Commitment Letter”), addressed to Elah Holdings, formerly known as Real Industry, Inc. (“Holdings”), with respect to the proposed financing by The Private Credit Group of Goldman Sachs Asset Management, L.P. (on behalf of one or more of its managed funds or accounts, “GSAM”) or certain other financial institutions arranged by GSAM of an entity to be acquired by Holdings (collectively, the “Target” and the “Company”) and is subject to the terms and conditions of the Commitment Letter and this Term Sheet. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrower.	Expected to be the Company and certain of its domestic subsidiaries determined on the basis of Administrative Agent’s (as defined below) review of the final organizational structure (the “Borrower”).

Guarantors.

Unless otherwise agreed, Borrower, the direct parent of the Borrower (the “Parent”), each of the Parent’s direct and indirect subsidiaries, and any other parties to be mutually agreed upon, shall guarantee all of the Borrower’s obligations and liabilities under the Credit Facility (as defined below).

Lenders.	GSAM (or one of its managed funds or affiliates) and/or a syndicate of financial institutions arranged by GSAM (each, a “Lender” and collectively, the “Lenders”).

Sole Lead Arranger.	GSAM and/or one or more of its nominees, assignees or/third-party appointees reasonably acceptable to Holdings shall act as sole lead arranger for the Credit Facility.

Syndication Agent.

GSAM and/or one or more of its nominees, assignees or third-party appointees reasonably acceptable to Holdings shall act as syndication agent for the Lenders (in such capacity, the “Syndication Agent”). Syndication Agent and its counsel will be responsible for certain administrative functions under the Credit Facility.

Administrative Agent.

GSAM and/or one or more of its nominees, assignees or third-party appointees reasonably acceptable to Holdings shall act as the administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders (in such capacity, the “Collateral Agent” and collectively, with the Administrative Agent and the Syndication Agent, the “Agent”).

Facility Type.

Senior secured credit facility made pursuant to a credit agreement (the “Credit Agreement”), notes, guarantees, pledge and security agreements and certain other documents, instruments, and agreements (collectively, the “Credit Documents”) and providing for the Credit Facility.

Credit Documentation.

The definitive Credit Agreement and other Credit Documents (the “Definitive Documents” or “Definitive Documentation”), shall (i) be consistent with this Term Sheet and shall contain only those representations, warranties, affirmative covenants, negative covenants, financial covenants and events of default expressly set forth in this Term Sheet, (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, geographic locations, industry, businesses, and the proposed business plan of Borrower, (iii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the transactions contemplated hereby, (iv) be subject to certain baskets, thresholds and exceptions that are to be agreed upon and sized in light of the EBITDA of the Borrower and its subsidiaries, (v) reflect administrative, agency and operational requirements of the Agent and (vi) be negotiated in good faith to finalize the Definitive Documents, (collectively, the “Documentation Principles”). Mayer Brown LLP, counsel to the Administrative Agent, shall be responsible for the initial draft of the loan agreement and all of the principal collateral documents.

Credit Facility.	Senior secured credit facility up to $500,000,000 (collectively, the “Credit Facility”) consisting of a term loan facility up to $500,000,000 (the “Term Loan”).

Closing Date.

The Credit Facility shall close (the “Closing Date”) on the date on which (a) the Definitive Documents have been executed by all parties, (b) the initial loans under the Credit Facility have been made, and (c) all applicable conditions precedent expressly set forth herein have been satisfied or waived in writing by the Agent.

Use of Proceeds.	The proceeds of the Credit Facility will be used to (a) partially fund the acquisition of the Target; and (b) pay fees and expenses incurred in connection with the Transaction.

Interest Rate.	As mutually agreed to between the Loan Parties and GSAM.

Interest shall be computed on an actual days/360 day year basis, payable quarterly in arrears.

“LIBOR” shall mean the three (3) month LIBOR Rate as determined by the Administrative Agent initially on the Closing Date and thereafter on the first business day of each calendar quarter. Such rate shall be in effect commencing on the first calendar day of such interest period and continue until the last calendar day of the calendar quarter.

At election of Agent or Required Lenders, upon the occurrence and during the continuance of any event of default (but, without any election for any payment or insolvency event of default), the obligations under the Facilities shall bear interest at a rate equal to an additional two percent (2%) per annum over the rate otherwise applicable, with such interest payable on demand.

Amortization.

The principal balance of the Term Loan will amortize at 1% per year in quarterly installments (in equal amounts for each loan year, except with respect to the last payment due at maturity), beginning with the first full fiscal quarter after the Closing Date in each case, in immediately available funds on the last day of each quarter.

All unpaid amounts are due in full at Maturity (as defined below).

Excess Cash Flow Payments.

In addition to the foregoing quarterly amortization payments, for each fiscal year (for the period from the first day of the first full fiscal quarter commencing after the Closing Date through such date), the Borrower shall make annual principal reduction payments on the Term Loan within 120 days of the end of such fiscal year, each in an amount equal to ([75]%) of Excess Cash Flow (to be defined and in any event to include customary deductions) for the immediately preceding full fiscal year.

Mandatory Prepayments.	The Term Loan shall be required to be prepaid as follows (each, a “Mandatory Prepayment”):

Asset Dispositions and Insurance and Condemnation Proceeds. Upon the Parent, the Borrower or any of its subsidiaries receiving any proceeds of any (a) asset sales or other asset dispositions (including sales of stock of subsidiaries) and/or (b) insurance and/or condemnation proceeds, in each case in respect of Collateral (as defined below), 100% of the net cash proceeds thereof shall be required to be used to prepay the Term Loans, subject to customary carve-outs, thresholds and reinvestment rights to be agreed consistent with the Documentation Principles.

Debt or Equity Issuances. Upon the Parent, the Borrower or any of its subsidiaries issuing any public or private indebtedness or equity post closing (other than Indebtedness permitted under the Definitive Documents and certain issuances of equity).

Change of Control. The Parent, the Borrower and its subsidiaries shall be required to offer to prepay the Credit Facility upon the occurrence of a Change of Control (to be defined consistent with the Documentation Principles).

Extraordinary Receipts. Upon the Parent, the Borrower or any of its subsidiaries receiving any extraordinary receipts or other amounts post closing, 100% of the net cash proceeds thereof shall be used to prepay the Term Loan.

Generally. Any Mandatory Prepayment applied to the Term Loan, other than from the proceeds of insurance and/or condemnation proceeds, shall be subject to the applicable prepayment premium described below. Any Lender shall have the right to decline a mandatory prepayment of the Term Loan.

Voluntary prepayments.	Borrower may make voluntary prepayments of the Term Loan upon not less than 2 Business Days’ prior written notice subject in each case to the prepayment premium set forth below.

Fees.	In addition to the other fees payable pursuant to the Definitive Documents, Borrower will pay the following fees:

The Borrower shall pay the Agent, for its own account, an administrative agent fee of an amount to be mutually agreed to between the Borrower and the Agent on the Closing Date and on each anniversary of the Closing Date until the Credit Facility has been paid in full.

Prepayment Fee.

If the Borrower prepays all or any portion of the Term Loan, whether voluntarily or involuntarily and whether before or after acceleration, the Borrower shall pay to the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available, an amount mutually agreed to between the Loan Parties and GSAM that will equal a certain percentage multiplied by the sum of the portion of the principal amount of the Term Loan paid after acceleration or prepaid.

No prepayment shall be made upon less than 10 days’ prior written notice.

The prepayment premium shall apply to all prepayments, regardless of whether there has been a default or acceleration.

Issue Price for Term Loan:	As mutually agreed to between the Loan Parties and GSAM.

Maturity.	Five (5) years from the Closing Date. All amounts due under the Credit Facility shall be due at maturity (“Maturity”).

Security.

A first priority security interest (subject to permitted liens to be mutually agreed upon) in all of the Borrower’s and each existing and future Guarantor’s personal and real property, including, without limitation, all accounts, chattel paper, deposit accounts, general intangibles, patents, trademarks, copyrights, internet domains, instruments, documents, fixtures and equipment now owned or hereafter acquired (collectively, the “Collateral”).

The Administrative Agent shall also receive a pledge of (a) the capital stock of the Borrower, (b) the capital stock directly held by the Borrower or any Guarantor in any domestic subsidiary and (c) up to 65% of the capital stock directly held by the Borrower or any Guarantor in any foreign subsidiary. Such foregoing pledge shall be subject to other customary exceptions consistent with the Documentation Principles.

Representations and Warranties.

Representations and warranties will apply to Parent, the Borrower and their subsidiaries, will be subject to materiality levels and/or exceptions, monetary baskets, and other exceptions to be reflected in the Definitive Documentation (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: due organization; corporate existence and status; corporate power and authority, enforceability; capital structure; compliance with laws; no violation of law, organizational documents or imposition of liens; no litigation or labor controversies that would reasonably be expected to have a material adverse effect; no contractual restrictions on payment of dividends to, and investments in, the Parent or any of its subsidiaries, or their ability to perform their obligations under the Definitive Documentation; specified audited financial statements which fairly present in all material respects the financial condition of the Loan Parties; projections prepared in good faith upon assumptions believed by the Loan Parties to be reasonable at the time made; after the Closing Date, no material adverse change; no required governmental or third party approvals or consents; no judgment, order or injunction with respect to the Transactions; litigation; use of proceeds; solvency on a consolidated basis as of the Closing Date and each borrowing; not engaging in business of purchasing/carrying margin stock; status under Investment Company Act; ERISA matters; environmental matters; tax matters; ownership and location of properties (including leased properties); collective bargaining; insurance matters; intellectual property; accuracy and completeness of disclosure; subsidiaries and joint ventures; no default or event of default; perfected liens, security interests and charges; deposit accounts and security accounts; brokers; OFAC; anti-corruption laws; and Patriot Act.

Covenants.

Covenants will apply to the Parent, the Borrower and their subsidiaries, will be subject to materiality levels and/or exceptions, monetary baskets, and other exceptions to be reflected in the Definitive Documentation (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: delivery of financial statements, budgets and compliance certificates; notices of any material litigation, governmental proceedings or investigations, ERISA, environmental proceedings, labor controversies, bankruptcy or similar events, in each case, resulting in a material adverse effect, and changes in financial reporting practices; delivery of management letters from the Borrower’s independent accountants; change in fiscal year; compliance with laws; compliance with Patriot Act and anticorruption laws; payment of taxes; preservation of existence; maintenance of books and records and inspection rights; use of proceeds; maintenance of properties (including intellectual property); subject to the limitations hereunder, additional guarantees and related security interests from new direct or indirect subsidiaries of the Loan Parties; control agreements with respect to deposit accounts and securities accounts (on a post-closing basis to be agreed) and similar accounts; ERISA matters; environmental compliance; further assurances; maintenance of insurance; limitation on indebtedness (including hedging), liens, granting of negative pledges, mergers, consolidations, sales of assets, change of name, form or jurisdiction of organization,  dividends, stock redemptions and other restricted payment and the modification, redemption and/or prepayment of other subordinated debt; limitation on investments (including loans and advances); limitation on sale-leasebacks; limitation on transactions with affiliates; limitations on modifications of certain agreements and organizational documents; restrictive agreements; and changes in line of business.

Financial Reporting.

The Definitive Documents will also contain the following financial reporting requirements: (i) monthly financial statements and other reports within 30 days after month-end (other than for the last month of any fiscal quarter), (ii) quarterly financial statements and other reports (including summary management discussion and analysis reports) within 45 days after quarter-end (or, solely with respect to the fourth fiscal quarter of each fiscal year, 60 days after quarter-end), (iii) annual audited financial statements and other reports within 120 days after year-end, and (iv) annually, by the 30th day of each year, a budget and financial projections for such year, month by month.

Financial Covenants.

The Definitive Documents will also contain financial covenants (with definitions of financial terms, levels, and other terms to be agreed upon by the Borrower and GSAM) including, without limitation, the following financial covenants: a maximum total leverage ratio, maximum capital expenditures and a minimum fixed charge coverage ratio, in each case, determined on a four consecutive fiscal quarter basis as of the last day of each fiscal quarter of Borrower and its subsidiaries (commencing with the first full fiscal quarter of the Borrower after the Closing Date), on a consolidated basis.

Events of Default.

Events of Default will apply to Holdings, the Parent, the Borrower and their subsidiaries, will be subject to customary materiality levels and grace periods and other thresholds and qualifications to be agreed (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: nonpayment of principal, interest, fees or other amounts; any representation or warranty being incorrect in all material respects when made or confirmed (except that any representation or warranty that is already qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects after giving effect to such qualification); failure to perform or observe covenants set forth in the Definitive Documentation; cross-default to other material indebtedness; bankruptcy and insolvency defaults; judgment defaults; actual or asserted by any Loan Party invalidity of any Definitive Documentation; breach of repudiation of guaranty by any Guarantor; unenforceability or ineffectiveness of subordination provisions in respect of any material subordinated debt; change of control; impairment of security interests or guarantees; and ERISA defaults.

Governing Law.	The definitive documents shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

Fees and Expenses.

The Borrower shall pay all reasonable and documented out-of-pocket due diligence, legal and closing expenses of the Administrative Agent and the Syndication Agent, including reasonable and documented out-of-pocket attorneys’ fees and disbursements (but limited to one primary external counsel and, to the extent reasonably necessary, one counsel in each other relevant jurisdiction), filing and search fees, and examination and appraisal fees, as well as all travel, hotel and other out-of-pocket expenses, whether or not the Transaction is consummated. The Borrower shall pay all such expenses at the closing of the Transaction or in the event the transaction has been terminated promptly upon receipt of an invoice reflecting the same.

Closing Conditions.	The availability and initial funding of the Credit Facility shall be subject only to the satisfaction or waiver by GSAM of the following conditions:

(a)       any subsequent amendments to the Plan of Reorganization (as such term is defined in the Commitment Letter) or accompanying disclosure statement, or the filing of any other plan-related documents, that might adversely affect the financial condition of Holdings and the related debtors as of and immediately following the effective date of the confirmed plan or change in any way the description of the Credit Facility, shall be in form and substance reasonably satisfactory to GSAM;

(b)       the Bankruptcy Court shall have entered an order, in form and substance satisfactory to GSAM, in its sole discretion, confirming the Plan of Reorganization and approving all transactions in connection therewith, including, without limitation, the Credit Facility and all ancillary agreements and documents related thereto (the “Confirmation Order”), and the Confirmation Order shall be a final non-appealable order, which has not been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay. The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules. Consistent with the foregoing, unless such finality requirement is waived in writing by GSAM in sole and absolute discretion, the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, reconsideration, rehearing or certiorari with respect to the provisions of the Confirmation Order may be pending, and the Confirmation Order must otherwise be in full force or effect;

(c)       the Target and Transaction shall be satisfactory to GSAM in its sole discretion (with GSAM having received the appropriate approvals of its internal investment committees and board of directors as applicable for the Transaction) and the Transaction shall have been consummated in accordance in all material respects with the terms of the transaction documents governing the Transaction and shall otherwise be on terms and conditions satisfactory to GSAM in its sole discretion;

(d) the Loan Parties shall have executed and delivered the Definitive Documentation, which, in each case, shall be in accordance with the terms of the Commitment Letter and this Term Sheet and subject to the Certain Funds Provisions and Documentation Principles;

(e) all representations and warranties set forth in the Definitive Documentation shall be true and correct in all respects;

(f)        all documents and instruments required to create and perfect the Agent’s first priority security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing;

(g)       Agent shall have received (i) executed legal opinions customary for transactions of this type from counsel to the Loan Parties, (ii) customary corporate documents and certificates of officers of the Loan Parties, (iii) customary lien searches (including intellectual property searches) with respect to the Loan Parties indicating no liens other than permitted liens (or liens with respect to indebtedness to be repaid on the Closing Date pursuant to customary payoff and lien release letters) and (iv) customary insurance certificates evidencing insurance coverage in scope and amount (including deductibles) acceptable to GSAM and naming Administrative Agent as additional insured, assignee and lender loss payee, as applicable, on each casualty and general liability insurance policy required to be maintained under the Definitive Documentation;

(h) the Borrower shall have paid all fees and expenses due on or prior to the Closing Date pursuant to the terms hereof and the letter to which this Term Sheet is attached;

(i) the absence of any material adverse effect on the business, operations, properties, prospects or financial condition of Holdings, Target and its and their respective subsidiaries;

(j)        there not having occurred any disruption or adverse change, as determined by GSAM in the financial or capital markets generally, or in the markets for syndicated loans, high yield debt or equity securities in particular, or affecting the funding of the Credit

Facility that, in the sole judgment of GSAM, may have a material adverse impact on the syndication of the Credit Facility;

(k) the capital structure (including amount and nature of any equity contribution and rollover equity) for the Transaction shall be satisfactory to GSAM in its sole discretion;

(l)        Agent shall have received a solvency certificate of the Chief Financial Officer (or other officer performing equivalent duties) of Borrower, substantially in the form set forth in Annex I attached to this Exhibit A;

(m)      the Agent and the Lenders shall have received, at least ten days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

(n)       legal, business, industry, financial, contractual, tax, insurance and other customary due diligence reviews, management background checks and quality of earnings report with respect to Target and its subsidiaries being satisfactory to GSAM in its sole discretion;

(o)       to the best knowledge of the Loan Parties, after due inquiry, neither Target nor any affiliate of Target has, a material financial, commercial or ownership interest in or relationship with GSAM or any of its affiliates other than as contemplated by this Term Sheet and the Commitment Letter and no proceeds of the Credit Facility will be funded to GSAM or any of its affiliates other than to GSAM pursuant to the terms of the Credit Facility; and

(p)       receipt of evidence reasonably satisfactory to the Agent that all existing indebtedness for borrowed money of the Loan Parties (excluding certain indebtedness that is permitted to remain outstanding after the Closing Date pursuant to the Definitive Documents consistent with the Documentation Principles) shall have been (or concurrently with the initial funding of the Credit Facility will be) repaid in full and all commitments to lend or make other extensions of credit thereunder have been (or concurrently with the initial funding of the Credit Facility will be) terminated and all liens securing such indebtedness or other obligations thereunder have been (or concurrently with the initial funding of the Credit Facility will be) released and/or terminated (other than customary liens permitted to be outstanding under the Definitive Documentation consistent with the Documentation Principles) (or signed pay-off letters with respect to such third party debt, and releases with respect to any liens securing such debt, will be placed in escrow and released upon the simultaneous closing of the Acquisition Agreement (or such other arrangements related to the release of such liens that are reasonably satisfactory to the Agent) will be implemented).

Conditions to all Borrowings after the Closing Date.	Each extension of credit under the Credit Facility after the Closing Date will be subject to the following conditions precedent:

(a)       immediately before and after giving effect to the requested borrowing, all representations and warranties set forth in the Definitive Documents shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality or material adverse effect, in which instance such representation and warranty shall be true and correct in all respects after giving effect to such qualification); and

(b) immediately before and after giving effect to the requested borrowing, no default or event of default shall have then occurred and be continuing.

Voting.

Required Lenders holding greater than 50% of Commitments; provided, that if there are two or more Lenders, then Required Lenders means at least two Lenders (affiliated Lenders being considered one Lender for this purpose). Consent of all Lenders (or all directly and adversely affected Lenders, as specified in the Definitive Documents) to amend or modify certain material provisions of the Definitive Documents, including amendments to increase commitments, reduce principal, interest (other than default interest) or fees, extend scheduled payments (other than with respect to any mandatory prepayments), release guarantees or release all or substantially all collateral, or amend provisions requiring the ratable sharing of payments amongst the Lenders. Consent of Lenders holding a majority of the Term Loan to modify timing or application of mandatory prepayments. Voting rights will be restricted for lenders holding a specified level of junior debt and/or equity capital positions in Parent/the Borrower.

Assignments and Participations.

After the Closing Date, assignments in minimum acceptable amounts by Lenders to financial institutions with GSAM’s approval (not to be unreasonably withheld or delayed) and, so long as no event of default shall be occurred and being continued, the approval or Borrower, such approval not to be unreasonably withheld or delayed or required in connection with assignments to other Lenders, affiliates of Lenders and “approved funds” (to be defined in the Definitive Documents) of Lenders. After the Closing Date, participations by Lenders of their respective interests in the Credit Facility shall be permitted, provided that any voting rights of participants with respect to any such participation shall be limited to matters submit to consent of all Lenders or all affected Lenders, as the case may be.

Counsel to Agent.	Mayer Brown LLP

ANNEX I

TO EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

Pursuant to the Credit Agreement1, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Loan Parties, taken as a whole, and am duly authorized to execute this Solvency Certificate (this “Certificate”) on behalf of the Borrower pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.         The fair value of the assets of the Loan Parties, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.         The present fair saleable value of the property of the Loan Parties, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.         The Loan Parties, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.         The Loan Parties, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

1     Credit Agreement to be defined.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first stated above.

[BORROWER]

By:
Name:
Title:

[Solvency Certificate]